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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                               December 17, 1999
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                Date of Report (Date of earliest event reported)


                              GENESIS DIRECT, INC.
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             (Exact name of registrant as specified in its charter)

         Delaware                        0-24173                   22-3449660
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(State or other jurisdiction     (Commission File Number)        (IRS Employer
     of Incorporation)                                          Identification)

  100 Plaza Drive, Secaucus, New Jersey                              07094
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(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code    (201) 867-2800

                   INFORMATION TO BE INCLUDED IN THE REPORT


Item 5.    Other Events
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     As previously disclosed in its Current Report on Form 8-K dated September
3, 1999, on August 19, 1999, Genesis Direct, Inc. and substantially all of its subsidiaries (collectively, the "Debtors") filed petitions for reorganization under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. Sections 101 et seq., in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court").

     As previously disclosed on its Current Report on Form 8-K dated November 24, 1999 (the "November Current Report"), on November 5, 1999, CW Gifts LLC ("Carol Wright"), Genesis Direct, Inc. and Little Genesis, Inc., and Dr. Leonard's Healthcare Corp. ( "Dr. Leonard's") entered into an Asset Purchase Agreement pursuant to which Dr. Leonard's would
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acquire Carol Wright's customer and mailing lists, catalog artwork, service and trademarks and 800 and 888 phone numbers (the "Carol Wright Assets"). The sale of Carol Wright was approved by the Bankruptcy Court on December 7, 1999 and the closing took place on December 17, 1999. The net cash proceeds of approximately $3,800,000 from the closing were used by the Debtors to repay amounts outstanding under the Debtors' secured revolving credit facility with CIT/Business Credit, Inc. ("CIT"). In addition, the Debtors will receive a royalty from sales by Dr. Leonard's of Carol Wright merchandise. The royalty is projected to be payable in 2003 in the amount of approximately $2,200,000. The Debtors have also filed a motion seeking the Bankruptcy Court's approval of the sale by Carol Wright to B & J Partnership, Ltd. for $750,000 of its personal property consisting of racking, automated tilt trays, furniture, fixtures, office equipment and the telephone system located at Carol Wright's former Lincoln, Nebraska facility.

     As further reported in the November Current Report, the Bankruptcy Court entered orders (the "Auction Orders") on November 10 and 17, 1999, respectively, authorizing the sale at auction on December 14, 1999 (the "Auction Sale") of the assets of the Debtors' Proteam.com and Voyager `s businesses (the "Proteam and Voyager's Assets") and the assets and business of the The Edge Company Catalog (the "Edge Assets"). The Carol Wright Assets, the Proteam and Voyager's
Assets and the Edge Assets constitute substantially all of the assets of the Debtors and all of the Debtors' businesses.

     The Auction Sale took place on December 14, 1999 and December 17, 1999. At the Auction Sale, the highest and best offer for the Edge Assets was received from GE Investment Private Placement Partners II, a limited partnership ("GEPPPII"). GEPPPII is a guarantor of the Debtors' indebtedness under its secured revolving credit facility with CIT. The purchase price that GEPPPII will pay for the Edge Assets will be $2,600,000 plus the assumption of up to $400,000 of certain liabilities of the The Edge Company. At the Auction Sale, the highest and best offer for the Proteam and Voyager's Assets also was received from GEPPPII. The purchase price that GEPPPII bid for the Proteam and Voyager's Assets was $7,700,000. All of these sales are expected to close in January 2000.

     Both the sale of the Edge Assets and the Proteam and Voyager's Assets are subject to the satisfaction of various conditions, including the execution of definitive asset purchase agreements and the entry of final orders of the Bankruptcy Court approving the sales. Upon the closing of the sales of the Edge Assets and the Proteam and Voyager's Assets, the Debtors will have no further business operations.

     The proceeds from the sale of the Carol Wright Assets and the anticipated proceeds from the sales of the Edge Assets and the Proteam and Voyager's Assets will be used to repay all amounts outstanding under the Debtors' secured revolving credit facility and to pay the administrative expenses of the Debtors' bankruptcy proceeding consisting primarily of professional fees and expenses and accrued and unpaid post-petition expenses of the Debtors. Any remaining proceeds from these sales will be used to pay any remaining administrative expenses of the Debtors' bankruptcy proceeding and, to the extent available, to fund payments to the Debtors' pre-petition unsecured creditors. It is not anticipated that any amounts or other assets will be available for the Debtors' shareholders in the bankruptcy proceeding. Nor is it presently anticipated that any of the Debtors will emerge from the bankruptcy proceeding as a reorganized entity. Accordingly, the shares of common stock of Genesis Direct, Inc. no longer have any value.

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     Registrant's press release dated December 30, 1999 is filed herewith as
Exhibit 20 and is incorporated herein by reference.

    Item 7. Financial Statements and Exhibits

           (c)   Exhibits

           20.   Press release of Registrant dated December 30, 1999.





                                   SIGNATURE
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     Pursuant to the requirements of the Securities Exchange Act as amended, the
Registrant has duly caused this Current Report to be signed on its behalf by the undersigned thereunto duly authorized.


                                              GENESIS DIRECT, INC.
                                              -----------------------

                                              (Registrant)

                                              By: /s/  Frederick Larcombe
                                                  ----------------------------
                                                       Chief Financial Officer

Date: December 30, 1999